Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of April 23, 2012, setting forth by month the number of individual smoking and health cases against PM USA that are scheduled for trial through the end of 2012.

2012

Engle progeny

April (1)	July (1)	October (9)

May (3)	August (2)	November (5)

June (3)	September (6)	December (6)

As of April 23, 2012, one Engle progeny case was in trial.

Other Individual Smoking & Health

April (0)	July (0)	October (1)

May (0)	August (0)	November (1)

June (0)	September (1)	December (0)

As of April 23, 2012, no non-Engle progeny cases were in trial.